Exhibit 99.1

VOXX International Corporation Extends Employment Agreement of Chief Executive Officer

Pat Lavelle and Announces the Appointment of Loriann Shelton as Chief Financial Officer

ORLANDO, FL.— October 2, 2023 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced that it has extended the employment agreement of Chief Executive Officer Pat Lavelle through February 28, 2025. The Company also disclosed upcoming changes to its executive leadership and board of directors which will take effect on March 1, 2024, the start of Fiscal Year 2025.

The Company is pleased to announce that Loriann Shelton, who currently serves as Senior Vice President and Chief Operating Officer, will also become Chief Financial Officer effective March 1, 2024. Ms. Shelton will also retain her current responsibilities as Chief Operating Officer. She will replace Michael Stoehr, Senior Vice President and Chief Financial Officer, who has admirably served as CFO for over 40 years. Mr. Stoehr will be staying with VOXX, but as of March 1, 2024, will transition to the role of Senior Vice President and Treasurer, continuing to support banking relationships, M&A activities, cash management, insurance and companywide product procurement.

Pat Lavelle, Chief Executive Officer of VOXX International stated, “I want to first congratulate Loriann. I have watched her flourish since the first day of her career, excelling in every position throughout. She has led our Shared Services teams, overseeing all public reporting functions for corporate and our various subsidiaries and since taking on the role as COO roughly seven years ago, has managed countless projects with precision. Our entire team couldn’t be happier for her.”

Lavelle continued, “I also want to acknowledge Mike’s significant contributions to VOXX. He and I have been through it all together, and he has done so much for our company and stakeholders, both in periods of turbulence and prosperity. He’s not going anywhere, but he has decided to take on a less strenuous role to spend more time with family at this point in his career.” Mr. Stoehr will be resigning from the Board as of March 1, 2024 and will not be standing for re-election at the Company’s Fiscal 2024 Annual Meeting of Shareholders.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the risk factors described in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2023, and other filings made by the Company from time to time with the SEC, as such descriptions may be updated or amended in any future reports we file with the SEC. The factors described in such SEC filings include, without limitation: impacts related to the COVID-19 pandemic, global supply shortages and logistics costs and delays; global economic trends; cybersecurity risks; risks that may result from changes in the Company's business operations; operational execution by our businesses; changes in law, regulation or policy that may affect our businesses; our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction methods; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the War in the Ukraine and any worsening of the global business and economic environment as a result.

Investor Relations Contact:

Glenn Wiener

GW Communications (for VOXX)

Email: gwiener@GWCco.com